CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 26 to Registration Statement No. 333-124463 on Form N-1A of our report dated June 23, 2016, relating to the financial statements and financial highlights of Advantage Global SmallCap Fund (formerly known as Global SmallCap Portfolio) and Mid Cap Dividend Fund (formerly known as Mid Cap Value Opportunities Portfolio), each a series of Managed Account Series, appearing in the Annual Report on Form N-CSR of Managed Account Series for the year ended April 30, 2016, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

June 9, 2017